Exhibit 99.1

Press Release

Clean Harbors Reports Fourth-Quarter
and Year-End 2010 Financial Results

•                  Contributions Across Business Lines Drive Strong Results

•                  Q4 Revenue Increases 20% to $417 Million

•                  Q4 Net Income Up 68%; EBITDA Grows to $70.3 Million

•                  Company Increases 2011 Guidance

Norwell, MA — February 23, 2011 — Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental and energy and industrial services throughout North America, today announced financial results for the fourth quarter and year ended December 31, 2010.

Revenues increased 20% to $417.1 million from $347.0 million in the fourth quarter of 2009, reflecting a strong contribution from both its environmental and energy and industrial businesses. Income from operations increased 54% to $43.0 million from $27.9 million in the fourth quarter of 2009.

Fourth quarter 2010 net income grew to $23.3 million, or $0.88 per diluted share, from $13.9 million, or $0.53 per diluted share, in the fourth quarter of 2009.  EBITDA (see description below) increased to $70.3 million from $52.6 million in the fourth quarter of 2009.

Comments on the Fourth Quarter

“Clean Harbors concluded a successful 2010 with a strong fourth-quarter performance, as we delivered 34 percent growth in EBITDA on a 20 percent increase in revenue,” said Alan S. McKim, Chairman and Chief Executive Officer.  “We experienced a continuation of the favorable industry trends we saw in the third quarter, achieving double-digit growth across a number of key markets including Chemicals, Manufacturing, Oil & Gas, Refineries and Utilities.”

“Both our Environmental business and our Energy and Industrial business generated momentum during the quarter,” McKim said. “Within Environmental, utilization at our incinerators exceeded 93% for the quarter — our highest level of 2010.  In addition, a sharp uptick in projects drove total landfill volumes up by more than 60 percent from the same period of 2009.  Within our Energy and Industrial business, increased investments in Western Canada by major energy companies continued to spark production activity, creating new opportunities for us throughout the region and generating another excellent quarter for our lodging business.”

Full-Year 2010 Results

Revenues for 2010 increased 61% to $1.73 billion from $1.07 billion in 2009.  The Company’s participation in the oil spill response efforts in the Gulf of Mexico and Michigan generated revenues of approximately $253 million in 2010.  Income from operations more than doubled to $211.9 million from $82.1 million in 2009.  2010 net income grew to $130.5 million, or $4.93 per diluted share, from $36.7

42 Longwater Drive • P.O. Box 9149 • Norwell, Massachusetts 02061-9149 • 781.792.5000 • www.cleanharbors.com million, or $1.47 per diluted share, in 2009.  EBITDA (see description below) doubled to $314.7 million from $157.6 million for 2009.

The Company concluded 2010 with cash and marketable securities of $305.4 million, compared with $235.6 million at December 31, 2009.

Non-GAAP Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved.  The Company defines EBITDA in accordance with its existing credit agreement, as described in the following reconciliation showing the differences between reported net income and EBITDA for the fourth quarter and full year of 2010 and 2009 (in thousands):

	For the three months ended:		For the year ended:
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net income	$23,329	$13,922	$130,515	$36,686
Accretion of environmental liabilities	2,508	2,689	10,307	10,617
Depreciation and amortization	24,802	21,947	92,473	64,898
Other income	(310)	(104)	(2,795)	(259)
Loss on early extinguishment of debt	—	—	2,294	4,853
Interest expense, net	6,164	6,454	27,936	15,999
Provision for income taxes	13,815	8,678	56,756	26,225
Income from discontinued operations, net of tax	—	(1,027)	(2,794)	(1,439)
EBITDA	$70,308	$52,559	$314,692	$157,580

Business Outlook and Financial Guidance

“Our outlook remains decidedly positive as we head into 2011.  We are continuing to see indications of the general economic recovery as we maintain an active pipeline of potential new projects within both our Environmental and Energy and Industrial businesses.  We are excited about the prospects for our pending acquisition of Badger Daylighting, and are continuing to evaluate additional strategic acquisition opportunities,” McKim concluded.

Based on fourth-quarter performance, and current market conditions, Clean Harbors is increasing its 2011 annual revenue and EBITDA guidance.  The Company currently expects 2011 revenues in the range of

$1.54 billion to $1.59 billion, up from its previous revenue guidance of $1.52 billion to $1.57 billion.  For 2011, the Company expects EBITDA in the range of $262 million to $270 million, an increase from its previous guidance of $258 million to $267 million.  This guidance is exclusive of any potential future acquisitions, including the Company’s planned purchase of Badger Daylighting.

Conference Call Information

Clean Harbors will conduct a conference call for investors today at 9:00 a.m. (ET) to discuss the information contained in this press release.  On the call, Chairman, President and Chief Executive Officer Alan S. McKim and Executive Vice President and Chief Financial Officer James M. Rutledge will discuss Clean Harbors’ financial results, business outlook and growth strategy.

Investors who wish to listen to the webcast should log onto www.cleanharbors.com/investor_relations.  The live call also can be accessed by dialing 877.709.8155 or 201.689.8881 prior to the start of the call.  If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Clean Harbors

Clean Harbors is the leading provider of environmental, energy and industrial services throughout North America.  The Company serves more than 50,000 customers, including a majority of the Fortune 500 companies, thousands of smaller private entities and numerous federal, state, provincial and local governmental agencies.

Headquartered in Norwell, Massachusetts, Clean Harbors has more than 175 locations, including over 50 waste management facilities, throughout North America in 36 U.S. states, seven Canadian provinces, Mexico and Puerto Rico.  The Company also operates international locations in Bulgaria, China, Singapore, Sweden, Thailand and the United Kingdom.  For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  Such statements may include, but are not limited to, statements about the Company’s business outlook and financial guidance and other statements that are not historical facts.  Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, those items identified as “risk factors” in the

Company’s most recently filed Form 10-K and Form 10-Q. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission, which may be viewed at www.cleanharbors.com/investor_relations.

Contacts:

James M. Rutledge	Bill Geary	Jim Buckley
EVP and Chief Financial Officer	Corporate Counsel for Public Affairs	Executive Vice President
Clean Harbors, Inc.	Clean Harbors, Inc.	Sharon Merrill Associates
781.792.5100	781.792.5130	617.542.5300
InvestorRelations@cleanharbors.com		clh@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

	For the three months ended:		For the year ended:
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Revenues	$417,058	$346,969	$1,731,244	$1,074,220
Cost of revenues (exclusive of items shown separately below)	290,770	252,816	1,210,740	753,483
Selling, general and administrative expenses	55,980	41,594	205,812	163,157
Accretion of environmental liabilities	2,508	2,689	10,307	10,617
Depreciation and amortization	24,802	21,947	92,473	64,898
Income from operations	42,998	27,923	211,912	82,065
Other income	310	104	2,795	259
Loss on early extinguishment of debt	—	—	(2,294)	(4,853)
Interest (expense), net	(6,164)	(6,454)	(27,936)	(15,999)
Income from continuing operations before provision for income taxes	37,144	21,573	184,477	61,472
Provision for income taxes	13,815	8,678	56,756	26,225
Income from continuing operations	23,329	12,895	127,721	35,247
Income from discontinued operations, net of tax	—	1,027	2,794	1,439
Net income	$23,329	$13,922	$130,515	$36,686
Earnings per share:
Basic	$0.88	$0.53	$4.96	$1.48
Diluted	$0.88	$0.53	$4.93	$1.47

Weighted average common shares outstanding	26,371	26,244	26,311	24,817
Weighted average common shares outstanding plus potentially dilutive common shares	26,585	26,363	26,467	24,933

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	December 31,	December 31,
	2010	2009
Current assets:
Cash and cash equivalents	$302,210	$233,546
Marketable securities	3,174	2,072
Accounts receivable, net	332,678	274,918
Unbilled accounts receivable	19,117	12,331
Deferred costs	6,891	5,192
Prepaid expenses and other current assets	28,939	18,348
Supplies inventories	44,546	41,417
Deferred tax assets	14,982	18,865
Assets held for sale	—	13,561
Total current assets	752,537	620,250

Property, plant and equipment, net	655,394	589,944

Other assets:
Long-term investments	5,437	6,503
Deferred financing costs	7,768	10,156
Goodwill	60,252	56,085
Permits and other intangibles, net	114,400	114,188
Other	6,687	3,942
Total other assets	194,544	190,874
Total assets	$1,602,475	$1,401,068

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

(in thousands)

	December 31,	December 31,
	2010	2009
Current liabilities:
Current portion of capital lease obligations	$7,954	$1,923
Accounts payable	136,978	97,923
Deferred revenue	30,745	21,156
Accrued expenses	116,089	90,707
Current portion of closure, post-closure and remedial liabilities	14,518	18,412
Liabilities held for sale	—	3,199
Total current liabilities	306,284	233,320
Other liabilities:
Closure and post-closure liabilities, less current portion	32,830	28,505
Remedial liabilities, less current portion	128,944	134,379
Long-term obligations	264,007	292,433
Capital lease obligations, less current portion	6,839	6,915
Unrecognized tax benefits and other long-term liabilities	82,744	91,691
Total other liabilities	515,364	553,923
Total stockholders’ equity, net	780,827	613,825
Total liabilities and stockholders’ equity	$1,602,475	$1,401,068